Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the
Hudson Global, Inc. 401(k) Savings Plan

We consent to the incorporation by reference in the registration statement (Nos. 333-104210 and 333-161170) on Form S-8 of Hudson Global, Inc. of our report dated June 24, 2016 with respect to the statement of net assets available for plan benefits of the Hudson Global, Inc. 401(k) Savings Plan as of December 31, 2015 which report appears in the December 31, 2016 Annual Report on Form 11-K of the Hudson Global, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

New York, New York
June 26, 2017